Exhibit (a)(38)

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
April 4, 2007		tad.hutcheson@airtran.com
678.254.7442
Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		judy.graham-weaver@airtran.com
Innisfree M&A Incorporated		678.254.7448
212.750.5833

AirTran Holdings Requests Midwest Air Group Shareholder List

ORLANDO, Fla. (April 4, 2007) – AirTran Holdings, Inc. (NYSE: AAI), the parent of AirTran Airways, today requested a list of shareholders from Midwest Air Group, Inc. (AMEX: MEH) in a letter to Midwest’s management. Under Wisconsin law, shareholders have a right to be granted access to the company’s shareholder list and make duplicates as they see fit after the Company announces the date for the Annual Shareholders Meeting. The complete text of AirTran’s letter is set forth below:

Dear Ms. Skornicka:

Galena Acquisition Corp. (“Galena”), a record shareholder of 100 shares of Midwest Air Group, Inc. (“Midwest”) hereby demands that Midwest allow Galena, through its designated representatives, to inspect and copy Midwest’s shareholder list as of the record date set for the 2007 Annual Meeting. The shareholder list to be produced for inspection and copying shall set forth the names and addresses of all shareholders and the number and class of shares held by each as of the record date of April 9, 2007.

This demand includes a demand for all NOBO (non-objecting beneficial owners) lists available to Midwest, including a list of those beneficial owners who have given consent to the disclosure of their identity as provided to Midwest by a registered broker, dealer or a bank, association or other entity that exercise, fiduciary powers in connection with the forwarding of information of such owners. In addition, the undersigned demands all CEDE lists, that is, a list or lists which identify the brokerage firms and other record owners who bought shares in Midwest in a street name for their customers and who have placed those shares in the custody of a depository firm.

The statute permits inspection of the list two business days after the notice of the meeting is given. The statute also permits the undersigned to copy the list. The undersigned demands both its inspection right and its right to copy the shareholder list. The purpose of making a copy of the list is to communicate with shareholders regarding the undersigned’s proxy solicitation in favor of the people nominated by Galena to the board seats

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scheduled for election at the 2007 Annual Meeting. As Midwest’s notice of the Annual Meeting did not designate an alternate location where the shareholder list is being maintained, our representatives will arrive at your headquarters at 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, at noon on April 11, 2007.

You may communicate with the undersigned, or its attorney, whose contact information is:

John G. Despriet, Esq.

Promenade II, Suite 3100

1230 Peachtree Street N.E.

Atlanta, GA 30309

(404) 815-3730 (telephone)

(404) 685-7030 (facsimile)

jdespriet@sgrlaw.com

Very truly yours,

Galena Acquisition Corp.

/s/ Richard P. Magurno
By: Richard P. Magurno
Senior Vice President, Secretary, and
General Counsel

cc:	Howard E. Turner, Esq.

M. Timothy Elder, Esq.

AirTran recently increased its buyout offer for Midwest Air Group to $15 per share for all of the Midwest shares, a total of $389 million. The offer, which is being made through Galena Acquisition Corp., a wholly owned subsidiary of AirTran, represents a premium of 83 percent over the 30-day average closing price of Midwest common stock prior to when AirTran made its initial proposal. AirTran’s first offer to acquire all of Midwest’s common stock was priced at $11.25 per share on October 20, 2006. The offer also represents an approximately 65 percent premium over the closing price of Midwest stock on December 12, 2006, the day before AirTran disclosed its initial October 20, 2006, offer. As a result of this increase, the expiration date of the tender has been extended to terminate on May 16, 2007.

Midwest shareholders with questions about how to tender their shares may call AirTran’s Information Agent, Innisfree M&A Incorporated, toll-free at 877-456-3422. (Banks and Brokers may call collect at 212-750-5833).

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AirTran Airways, a Fortune 1000 company and one of America’s largest low- fare airlines with more than 8,000 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft. For reservations or more information, visit http://www.airtran.com.

Financial and Legal Information

This document relates, in part, to the offer (the "Offer") by AirTran Holdings, Inc., ("AirTran") through its wholly-owned subsidiary, Galena Acquisition Corp. ("Galena"), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation ("Midwest"), (collectively the "Rights" and together, the "Midwest Shares"), for consideration consisting of a combination of cash and common stock, par value $0.001 per share ("AirTran Common Stock"), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on May 16, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the "Registration Statement"). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the "Prospectus"), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a preliminary proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the "Proxy Statement"). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

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Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at http://www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest.

Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2006 annual meeting of shareholders. Information about the directors and officers of Galena is set forth in Schedule II of the Offer to Exchange which is incorporated by reference in the Schedule TO, information with respect to the three nominees is set forth in Amendment No. 10 to the Schedule TO and, in each case, will be contained in the Proxy Statement to be mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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